UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

_________________

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

WisdomTree Private Markets & Innovation Fund I

Address of Principal Business Office (No. & Street, City, State, Zip Code):

250 West 34th Street, 3rd Floor

New York, NY 10119

Telephone Number (including area code):

1-866-909-9473

Name and address of agent for service:

Joanne Antico

250 West 34th Street, 3rd Floor

New York, NY 10119

COPIES TO:

Christopher D. Christian, Esq.

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒   NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, in the State of New York on the 26th day of June, 2026.

WisdomTree Private Markets & Innovation Fund I

By:	/s/ Joanne Antico
Joanne Antico
Sole Trustee